EXHIBIT 99.4

AMENDMENT NO. 1 TO

LATTICE SEMICONDUCTOR CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

(as Amended and Restated Effective as of August 11, 1997)

The Plan is amended as provided herein effective November 19, 1999.  All terms used herein will have the same meaning as in the Plan.

RECITALS

The Company intends to change its fiscal year to match the calendar year, effective with the planned termination of the Company’s current fiscal year on December 31, 1999.  The Committee believes that it is in the best interests of the Plan Beneficiaries and the Company to clearly specify that the Plan Year matches the Company’s fiscal year.  The Plan’s definition of Plan Year provides that it is the Company’s fiscal year, but additionally notes that the current Company fiscal year begins on or around April 1 and ends on or around the following March 31.  In order to avoid potential confusion, the following amendment is hereby adopted:

AMENDMENT

The definition of “Plan Year” in Plan section 1.2 is hereby revised to read in its entirety as follows:

“Plan Year” means the Company’s fiscal year.

IN WITNESS WHEREOF, the Committee, through the signature of all of its members appearing below, hereby adopts this Amendment Number 1 to the Plan effective on the date noted above.

/s/ Stephen A. Skaggs
Stephen A. Skaggs

/s/ Martin R. Baker
Martin R. Baker